Exhibit 99.5

Capitalized terms used herein that are not defined have meanings set forth in Exhibit 99.1 to Wolverine World Wide, Inc.’s Current Report on Form 8-K filed on September 24, 2012.

Management’s discussion and analysis of financial condition and results of operations

The Transactions

On May 1, 2012, we entered into several agreements, including the Merger Agreement and Purchase Agreement, relating to our pending Acquisition of the PLG Business. In connection with the Acquisition, we also entered into the New Credit Agreement on July 31, 2012 that provides us with the New Credit Facility (a $1.1 billion senior secured credit facility). See “The Transactions” for more details regarding the Acquisition and the related transactions.

The Acquisition will be accounted for as a purchase in accordance with FASB ASC Topic 805. Under purchase accounting principles, we will record as goodwill the excess of purchase price paid over the fair value of assets and liabilities acquired. Tangible and intangible assets acquired in the Acquisition will be recorded at fair value once the valuation of these assets is complete. Financial statements issued after the completion of the Acquisition will reflect such fair values, which may differ from the amounts allocated to such tangible and intangible assets in the historical financial statements of the PLG Business, and a new basis in accounting. Changes in amounts allocated to tangible and intangible assets may result in changes to the depreciation or amortization of such assets in future periods, and an increase in the amounts allocated to tangible and intangible assets will result in increased depreciation and amortization charges to consolidated income over the useful lives of those assets on a straight line basis.

As of the date of this offering memorandum, certain valuations and other studies have yet to either commence or progress to a stage where there is sufficient information for a definitive measurement of the fair values for certain tangible and intangible assets acquired and liabilities assumed. The primary areas for which the purchase price allocation is not yet completed relate to the fair value of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, and goodwill. Any increase to the purchase price allocated to property, plant and equipment, net and identifiable intangible assets will result in additional depreciation and amortization expense after the consummation of the Acquisition. In addition, write-ups to acquired inventories may result in increased costs of sales, which in turn would reduce gross profit in the first full quarter following the consummation of the Acquisition.

Following the Acquisition, we will have a fourth operating group consisting of the PLG brands.

We will incur increased interest expense related to amounts borrowed under the Term Loan A Facility and the Term Loan B Facility and the notes offered hereby.

We have begun the integration planning process and expect the Acquisition, which is still subject to the satisfaction of customary closing conditions, to be completed in the fourth quarter of 2012. We expect to incur significant one-time transaction costs related to the Acquisition.

Results of operations of the PLG business

PLG business overview

PLG is a leading provider of iconic performance and lifestyle brands, each with unique characteristics and strong marketplace positions focused on distinct and targeted consumer segments. PLG is predominantly a wholesaler of footwear, selling its products mostly in North America in a wide variety of retail formats, including premier department stores, specialty stores, and athletic and sporting goods stores. PLG markets products in countries outside North America through owned operations, independent distributors and licensees. PLG designs and markets categories of footwear and related accessories under various brands and trademarks, including:

Brand and/or trademark	Product categories

Sperry Top-Sider® and Sperry®	Nautical performance, outdoor recreational, dress-casual, and casual footwear for adults and children; and, apparel and accessories

Saucony® and Saucony Originals®	Technical running, minimalist, athletic lifestyle, outdoor trail, and fashion athletic shoes for adults and children; and, athletic apparel and accessories

Keds®, Pro-Keds® and Grasshoppers®	Fashion-athletic and casual footwear and accessories for adults and children

Stride Rite®, Robeez® and other trademarks	Children’s dress, athletic, and casual footwear, boots and sandals

PLG also markets its products directly to consumers through a variety of owned formats: Stride Rite® children’s stores, Stride Rite® outlet stores, Stride Rite® store-in-stores, Sperry Top-Sider® stores, Saucony® stores and e-commerce sites. As of July 28, 2012, PLG operated 337 owned stores.

PLG results of operations—first two quarters 2012 compared to first two quarters 2011

	26 weeks ended July 28, 2012	26 weeks ended July 30, 2011	Percent change 2012 vs. 2011

(Dollars in millions)
Net sales	$586.6	$543.8	7.9%
Operating profit	$42.4	$11.9	272.6%
Operating profit as a % of net sales	7.2%	2.2%

For the first two quarters of fiscal year 2012, net sales for PLG increased 7.9%, or $42.8 million, to $586.6 million. The increase in net sales was driven by global gains in Sperry Top-Sider® and the Stride Rite® Children’s Group, partially offset by a decrease in Saucony®. Sperry Top-Sider®’s strong double digit growth was broad-based across gender, product, channels and geography. Stride Rite® Children’s Group grew at a mid single digit rate with double digit growth in North American wholesale and mid single digit growth in retail, despite operating 47 fewer stores at the end of the second quarter 2012 compared to the second quarter end 2011, partially offset by a double digit decrease internationally. Saucony®’s sales decreased at a mid single digit rate, with declines in the sporting goods channel only partially offset by growth in the run specialty channel. Keds® sales decreased less than one percent, as a low single digit decrease in North American wholesale was mostly offset by gains in international and e-commerce.

In the first two quarters of fiscal year 2012, wholesale net sales increased 7.2% while retail net sales increased 10.4% compared to the first two quarters of fiscal year 2011. At the end of the second quarter 2012, PLG operated 337 retail stores compared to 384 at the end of same period in 2011. As a percentage of net sales, operating profit increased to 7.2% for the first two quarters of fiscal year 2012 compared to 2.2% in the first two quarters of fiscal year 2011. The percentage increase was primarily due to a trademark impairment charge of $23.5 million recorded in the first two quarters of fiscal year 2011 and the leveraging of fixed costs due to higher net sales in the first two quarters of fiscal year 2012.

PLG results of operations—fiscal year 2011 compared to fiscal years 2010 and 2009

				Percent change

	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

(dollars in millions)
Net sales	$1,019.3	$856.1	$732.3	19.1%	16.9%
Operating profit	$23.1	$42.8	$15.7	(46.0)%	172.6%
Operating profit as % of net sales	2.3%	5.0%	2.1%

For fiscal year 2011, net sales increased 19.1%, or $163.2 million, to $1,019.3 million. The increase in net sales was due to global gains in all brands. Sperry Top-Sider® experienced strong double digit growth with broad gains across gender and product categories, geographies and channels. Saucony® grew at a high single digit rate with moderate North American wholesale growth enhanced by double digit growth internationally. Stride Rite® grew at a mid single digit rate with double digit growth in wholesale and slightly positive growth in retail. Keds® experienced low single digit growth. In fiscal year 2011, wholesale net sales increased 23.9% while retail net sales increased 5.7%. At the end of fiscal year 2011, PLG operated 336 retail stores compared to 383 at the end of fiscal year 2010.

For fiscal year 2010, net sales increased 16.9%, or $123.8 million, to $856.1 million. The increase in net sales was due to global gains in all brands. Sperry Top-Sider®’s strong double digit growth was driven by significant gains across all wholesale categories and the launch of Sperry Top-Sider® retail stores in fiscal year 2010. Saucony® also experienced strong double digit growth with broad gains across geographies and channels. Double digit growth in Keds® was driven by high single digit growth in the domestic wholesale channel and by high double digit growth internationally. Stride Rite® grew less than 1%, with strength internationally and in direct-to-consumer channels partially offset by a decline in domestic wholesale. In fiscal year 2010, wholesale net sales increased 22.3% while retail net sales increased 4.3%. At the end of fiscal year 2010, PLG operated 383 retail stores compared to 363 at the end of fiscal year 2009.

As a percentage of net sales, operating profit decreased to 2.3% for fiscal year 2011 compared to 5.0% in fiscal year 2010. The percentage decrease was primarily due to a trademark impairment charge of $23.5 million, asset impairment charges of $4.1 million, and higher product costs in fiscal year 2011, only partially offset by the leveraging of fixed costs due to higher net sales.

As a percentage of net sales, operating profit increased to 5.0% for fiscal year 2010 compared to 2.1% in fiscal year 2009. The percentage increase was primarily due to the leveraging of fixed costs due to higher net sales in fiscal year 2010.

Pro forma liquidity and capital resources

After the consummation of the Transactions, we will be highly leveraged. In addition, our liquidity requirements will be significant, primarily due to our debt service and other obligations. As of June 16, 2012, on a pro forma basis after giving effect to the Transactions, our total debt would have been approximately $1,275.0 million, and we would have had unused commitments of $197.5 million under our New Credit Facility (after giving effect to $2.5 million of outstanding letters of credit). On a pro forma basis after giving effect to the Transactions, our interest expense for the 24 weeks ended June 16, 2012 would have been approximately $29.5 million.

After the consummation of the Transactions, our principal sources of liquidity will be our cash flows from operations and cash amounts available under the New Revolving Credit Facility.

We believe that the capital resources available to us under the New Revolving Credit Facility and cash from our operations will be adequate to fund our normal, working capital needs and our capital expenditure requirements for at least the next twelve months.

Our liquidity and ability to fund our capital requirements, however, are dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings on terms acceptable to us or at all to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our New Revolving Credit Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. We may not be able to obtain additional liquidity when needed on terms acceptable to us or at all.

Subject to certain limitations in our debt agreements, as market conditions warrant, we may from time to time repurchase debt securities issued by us in privately negotiated or open market transactions, by tender offer or otherwise.

New Credit Facility

In connection with the Acquisition, we entered into the New Credit Agreement providing for:

•	the Term Loan A Facility of up to $550.0 million with a five-year maturity;

•	the Term Loan B Facility of up to $350.0 million with a seven-year maturity; and

•	the New Revolving Credit Facility of up to $200.0 million with a five-year maturity of which $197.5 million is expected to be available following the closing of the Transactions.

The New Revolving Credit Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing-line borrowings. The New Credit Facility also provides us with the option to increase the aggregate principal amount of all such facilities by up to an additional amount such that the total amount of all such facilities does not exceed $1.3 billion.

Under our New Credit Facility we will be required to maintain a maximum Consolidated Leverage Ratio, a maximum Consolidated Secured Leverage Ratio and a minimum Consolidated Interest Coverage Ratio (all as defined in the New Credit Agreement), and to comply with other specified affirmative and negative covenants as set forth in the New Credit Agreement. Our ability to meet the financial ratios and comply with our covenants can be affected by events beyond our control. A breach of any covenant contained in the New Credit Facility could result in a default under those agreements.

For more information on the New Credit Facility, see “Description of other indebtedness” in this offering memorandum.

Notes offered hereby

The indenture governing the notes offered hereby will, among other things, limit our (and our restricted subsidiaries’) ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

Subject to certain exceptions, the indenture governing the notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. For more information on the notes, see “Description of notes” in this offering memorandum.

Contractual obligations

Assuming the Transactions had occurred on December 31, 2011, we would have had the following payments under contractual obligations due by period as of December 31, 2011:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

(Thousands of dollars)
Operating leases	$283,771	$46,744	$81,203	$63,608	$92,216
Debt obligations	1,275,000	31,000	103,250	433,250	707,500
Interest expense	338,655	52,136	101,777	94,487	90,255
Purchase obligations(1)	301,147	301,147	—	—	—
Restructuring related obligations	330	330	—	—	—
Deferred compensation	4,959	1,412	1,138	853	1,556
Pension(2)	29,257	29,257	—	—	—
SERP	32,749	2,091	5,792	7,094	17,772
Dividends declared	5,699	5,699	—	—	—
Minimum royalties	5,949	1,332	3,117	1,500	—
Minimum advertising	18,905	2,488	5,484	5,696	5,237

Total(3)	$2,296,421	$473,636	$301,761	$606,488	$914,536

(1)	Purchase obligations primarily relate to inventory and capital expenditure commitments.

(2)	Pension obligations reflect expected pension funding as there are currently no required funding obligations under government regulation. Funding amounts are calculated on an annual basis and no required or planned funding beyond one year has been determined.

(3)	Wolverine adopted FASB ASC Topic 740, Income Taxes, on December 31, 2006. The total amount of unrecognized tax benefits on the consolidated balance sheet at December 31, 2011 is $13.1 million. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes. As a result, this amount is not included in the table above.

Assuming the Transactions had occurred on December 31, 2011, we would have had $198.2 million of additional borrowing capacity available under the New Credit Facility after giving effect to $1.8 million of outstanding letters of credit.